EXHIBIT 99.1

                                 FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                             Vicon Industries: Joan Wolf: 631/650-6201
                                                                          BlissPR: John Bliss: 212/840-1661

VICON REPORTS  FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS AND
INCREASE IN SHARE BUYBACK AUTHORIZATION

HAUPPAUGE, NY, December 5, 2008 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the fourth quarter and year ended September 30, 2008.   The announcement was made by Chairman and CEO Ken Darby, who said fourth quarter revenues were the highest of any quarter in the Company’s 41 year history and powered the strong earnings performance in the quarter.

For the fourth quarter, net sales were $19.9 million, a 16% increase compared with $17.2 million in the year ago period.  Net income for the quarter totaled $1.8 million ($.36 per diluted share) compared with net income of $4.9 million ($.97 per diluted share) for the same period last fiscal year.  For the prior year quarter, net income included a tax benefit relating to the recording of previously unrecognized U.S. deferred income tax assets.  Pro forma net income for the prior year quarter would have been $1.0 million ($.20 per diluted share) had income tax expense been provided at an assumed effective tax rate (See annexed Pro forma reconciliation table).

For the 2008 fiscal year, net sales were $66.9 million, a 3% decline compared with $69.1 million for the prior fiscal year.  Net income totaled $2.8 million ($.57 per diluted share)
compared with net income of $7.9 million ($1.59 per diluted share) for the prior fiscal year.  Net income for the prior fiscal year included a tax benefit relating to the recording of previously unrecognized U.S. deferred income tax assets.  Pro forma net income for the prior fiscal year would have been $3.1 million ($.62 per diluted share) had income tax been provided at an assumed effective tax rate (See annexed Pro forma reconciliation table).

Commenting on the fourth quarter results, Mr. Darby said consolidated sales were “the highest in the Company’s 41 year history as U.S. sales grew 15% to $11.2 million while foreign revenues grew 18% to $8.7 million”.  For the year, U.S. revenues were off 6% to $34.9 million while foreign sales were flat at $32.0 million.  Despite the weak economic climate worldwide, the Company experienced strong order intake in both the third and fourth quarters of $17.3 million and $17.8 million, respectively.  Revenue gains for the quarter were again driven by increased sales of flagship product lines ViconNet®, Kollector®, and Surveyor®.  Mr. Darby also noted that while current year shipments dipped 3%, fiscal 2008 order intake was ahead of the prior fiscal year at $67.0 million compared with $65.7 million.  “The fluctuation in quarterly revenue experienced in fiscal year 2008 is typical of our project-oriented business model.  The timing of closing projects and delivering product varies from quarter to quarter” said Mr. Darby.

For the quarter, gross margins improved to 47.4%, compared with 45.6%.  For the year margins were 45.5% versus 42.5% for the prior year.  The margin improvement was the result of a favorable product sales mix, a favorable currency effect and lower product cost.  Operating costs were $6.7 million versus $6.3 million in the fourth quarter and $26.0 million compared with $24.7 million for the full year.  Of the $1.3 million increase in operating costs for the year, $670,000 was for selling and marketing costs and $472,000 for product development, noted Mr. Darby.

Mr. Darby said Vicon’s financial position at September 30, 2008 is strong, as  evidenced by a balance sheet with $9.8 million in cash, no interest bearing debt, a current ratio of 3.9 to 1 and net tangible equity of $34.6 million, equivalent to $7.30 per share.

“At a recent meeting the Board of Directors increased by $1 million (for a total of $1,293,322 remaining to be spent) the amount authorized to be expended in connection with a share repurchase program which began in 2001” said Mr. Darby.  Since January 1, 2008, the Company has repurchased 231,824 shares to date at a cost of $1,166,342.  Repurchases will be funded solely from available cash, and may be made from time to time in open market transactions or otherwise.  The Board established no time frame for the share repurchase program, which may be suspended for periods or discontinued at any time.

Product development activities in fiscal 2008 produced the fifth generation of ViconNet®, the Company’s enterprise class video management software application.  ViconNet Version 5, which was released on November 1, 2008, supports third party IP cameras, as well as the Company’s new line up of mega pixel and IP cameras.  In fiscal 2008, the Company also completed a new offering of analogue matrix video switchers and system controllers under the brand name PILOT.  Mr. Darby said an aggressive development schedule is again planned for fiscal 2009 featuring enhancements to the ViconNet platform, new Kollector network hardware plus a new product range of smaller Surveyor PTZ dome cameras.

Mr. Darby said there was no change in the status of the patent litigation from that previously reported.  The plaintiff’s final appeal within the U.S. Patent and Trademark Office (PTO) is still pending before the U.S. Patent Office Board of Appeals and Interferences.  Prior to the plaintiff’s final appeal, the PTO on three separate occasions during the re-examination proceedings rejected all of the claims in the plaintiff’s patent asserted against Vicon citing the existence of prior art by Vicon and another defendant.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
Vicon Industries, Inc.

Condensed Statements of Operations

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007

Net sales	$19,906,000	$17,158,000	$66,911,000	$69,073,000
Gross profit	9,430,000	7,818,000	30,422,000	29,386,000
Selling, general and
administrative expense	5,245,000	4,901,000	20,385,000	19,528,000
Engineering and development
expense	1,420,000	1,393,000	5,648,000	5,176,000
Operating income	2,765,000	1,524,000	4,389,000	4,682,000
Income before income taxes	2,815,000	1,665,000	4,589,000	4,921,000
Income tax expense (benefit)	1,055,000	(3,269,000)	1,750,000	(2,965,000)

Net income	$1,760,000	$4,934,000	$2,839,000	$7,886,000

Earnings per share:

Basic	$.37	$1.03	$.59	$1.67
Diluted	$.36	$.97	$.57	$1.59

Shares used in computing
earnings per share:

Basic	4,746,000	4,788,000	4,781,000	4,719,000
Diluted	4,849,000	5,097,000	4,947,000	4,953,000

 Table of Operations

Reconciliation of non-GAAP Pro forma Results to GAAP (Generally Accepted Accounting Principles):

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007

Net income	$1,760,000	$4,934,000	$2,839,000	$7,886,000
Income tax expense adjustment	-	$3,901,000	-	$4,835,000
Pro forma net income	$1,760,000	$1,033,000	$2,839,000	$3,051,000

Pro forma basic and diluted
earnings per share:

Basic	$.37	$.22	$.59	$.65
Diluted	$.36	$.20	$.57	$.62

The Company believes that this non-GAAP pro forma financial data supplements its GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company's operations, financial performance and the comparability of the company's operating results from period to period as they include the effects of income tax expense for the three months and year ended 9/30/07 based upon an assumed effective tax rate. The Company did not recognize income tax expense on its U.S. income for the three months and year ended 9/30/07 as it utilized previously unrecognized available net operating loss carryforwards. In the three month period ended September 30, 2007, the Company recorded a $3.4 million tax benefit relating to the recognition of remaining unrecognized U.S. net deferred income tax assets.  The pro forma financial data eliminates the effects of this $3.4 million tax benefit and records income tax expense at the current year’s effective tax rate.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, the Company has provided a reconciliation of the non-GAAP pro forma financial information with the comparable financial information reported in accordance with GAAP.